AMENDMENT TO
BY-LAWS
OF
eUNITsTM 2 YEAR U.S. EQUITY MARKET PARTICIPATION TRUST:
ENHANCED UPSIDE TO CAP / BUFFERED DOWNSIDE

October 1, 2010

Pursuant to ARTICLE V, Section 3 of the BY-LAWS of eUNITsTM 2 Year U.S. Equity Market Participation Trust:  Enhanced Upside to Cap / Buffered Downside (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to eUNITsTM 2 Year U.S. Equity Market Participation Trust:  Upside to Cap / Buffered Downside.

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